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                                                                    Exhibit 99.1


Investor Relations Contact:
Michelle Weaver
650-874-7780

              Gap Inc. Announces Closing of Additional $180 Million
                        Convertible Note Private Offering

SAN FRANCISCO -- March 8, 2002 -- Gap Inc. (NYSE: GPS) today announced that it has closed the sale of $180 million aggregate principal amount of 5.75% convertible notes due March 15, 2009. The initial purchasers of the $1.2 billion convertible notes exercised their option to acquire these additional convertible notes, bringing the total aggregate principal amount of the convertible note offering to $1.38 billion. The closing of the sale of the $1.2 billion of convertible notes was announced on March 7.

The convertible notes are convertible at the option of the holders into shares of Gap Inc. common stock at a conversion price of $16.12.

The notes have been privately offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons under Regulation S under the Securities Act. The notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.